877 North 8th West, Riverton, WY  82501, Ph:  (307) 856-9271, Fx:  (307) 857-3050, www.usnrg.com

For Immediate Release

U.S. ENERGY CORP. ANNOUNCES THE SPUDDING OF ITS FIRST WELL WITH HOUSTON ENERGY L.P.

RIVERTON, Wyoming – May 11, 2009 – U.S. Energy Corp. (NASDAQ Capital Market: “USEG”) (“USE” or the “Company”), a natural resources exploration and development company with interests in molybdenum, oil and gas, geothermal and real estate assets, today announced the spudding of its first well under a previously announced Participation Agreement with Houston, Texas based Houston Energy L.P. (“HE”) whereby USE acquired a 10% working interest in an oil and gas prospect located in Southeast Texas.  HE is the operator of the project.

The well is located in Matagorda County, TX and it is the first of up to three prospects that may be drilled on the leasehold.  HE believes the first well has a resource potential of 6.6 BCF and 1,296 MBO.  The well will be drilled to an initial depth of approximately 11,100 feet and USE’s commitment is approximately $216,000 to a casing point decision.  Drilling is expected to be completed in 30 days after initial spud.

Under the terms of the agreement, USE is responsible for 10% of the costs to drill an initial test well (ITW) to earn an 8.5% after casing point (ACP) working interest (6.2% net revenue interest).  There is also a 10% after prospect payout (APO) back-in working interest due the operator, which would reduce USE’s working interest to 7.65% (5.6% net revenue interest) APO.

“Drilling this initial test well is an important step forward in our relationship with Houston Energy and key to our strategy to increase production by leveraging the expertise of our partners,” stated Keith Larsen, CEO of U.S. Energy Corp.  “Depending on the success of this well, we’ll look at additional opportunities to participate in projects with Houston Energy on a going forward basis,” he added.

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Press Release
May 11, 2009

Note Regarding Mcfe

In this press release, Mcfes are derived by converting oil to gas in the ratio of one barrel of oil to six thousand cubic feet of gas (1 bbl:6 Mcf).  One thousand cubic feet of gas equivalent (“Mcfe”) amounts may be misleading, particularly if used in isolation.  A Mcfe conversion ratio of 1 bbl of oil to 6 Mcf of natural gas is based on an energy equivalency conversion method primarily applicable at the burner tip and does not represent a value of equivalency at the well head.

About U.S. Energy Corp.

U.S. Energy Corp. is a diversified natural resource company with interests in molybdenum, oil and gas, geothermal and real estate assets.  The Company is headquartered in Riverton, Wyoming, and its common stock is listed on The NASDAQ Capital Market under the symbol “USEG”.

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Disclosure Regarding Mineral Resources Under SEC and Canadian Regulations; and Forward-Looking Statements

The Company owns or may come to own stock in companies which are traded on foreign exchanges, and may have agreements with some of these companies to acquire and/or develop the Company’s mineral properties.  An example is Sutter Gold Mining Inc.  These other companies are subject to the reporting requirements of other jurisdictions.

United States residents are cautioned that some of the information available about our mineral properties, which is reported by the other companies in foreign jurisdictions, may be materially different from what the Company is permitted to disclose in the United States.

This news release includes statements which may constitute “forward-looking” statements, usually containing the words “believe,” “estimate,” “project,” “expect," or similar expressions.  These statements are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.  Factors that would cause or contribute to such differences include, but are not limited to, future trends in mineral prices, the availability of capital, competitive factors, and other risks.  By making these forward-looking statements, the Company undertakes no obligation to update these statements for revision or changes after the date of this release.

For further information on the differences between the reporting limitations of the United States, compared to reports filed in foreign jurisdictions, and also concerning forward-looking statements, please see the Company’s Form 10-K (“Disclosure Regarding Forward-Looking Statements”; “Disclosure Regarding Mineral Resources under SEC and Canadian Regulation”; and “Risk Factors”); and similar disclosures in the Company’s Forms 10-Q.

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For further information, please contact:

Reggie Larsen
Director of Investor Relations
U.S. Energy Corp.
1-800-776-9271
Reggie@usnrg.com

Nick Hurst
The Equicom Group
Investor Relations
1-403-538-4845
nhurst@equicomgroup.com